Exhibit 5.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Shopify Inc. of our report dated February 14, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Exhibit 1.2 incorporated by reference in Shopify Inc.’s Annual Report on Form 40-F for the year ended December 31, 2016. We also consent to the reference to us under the heading “Interests of Experts,” in the Annual Information Form, which appears in Exhibit 1.1 to Shopify Inc.’s Annual Report on Form 40-F for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Ottawa, Ontario, Canada
May 17, 2017